Exhibit 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

AMENDMENT NO. 1 to RIGHTS AGREEMENT (this “Amendment”) between MedCath Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC as rights agent (the “Rights Agent”) is effective this 28th day of August, 2012.

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of June 15, 2011 (the “Agreement”);

WHEREAS, the Board of Directors of the Company deems it to be advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Agreement;

WHEREAS, no Person (as defined in the Agreement) has become an Acquiring Person (as defined in the Agreement); and

WHEREAS, pursuant to and in accordance with Section 26 of the Agreement, the Company desires to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree to amend the Agreement as follows:

1. Amendments.

(a)	Clause (iii) of Section 1.7 of the Agreement is amended in its entirety to read as follows:

“(iii) any other Person if the Board has determined in its sole and absolute discretion that such Person shall be an “Exempt Person”; provided, however, that any Person deemed to be an “Exempt Person” pursuant to this subclause (iii) will cease to be an “Exempt Person” if the Board thereafter makes a contrary determination.”

(b)	Section 7.1 of the Agreement is amended in its entirety to read as follows:

“7.1 Exercise of Rights. Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business on September 30, 2013 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the time at which the Rights are exchanged as provided in Section 27, (iv) the time at which the Company’s Board of Directors determines that the Tax Attributes are fully utilized or no longer available under Section 382 of the Code or that this Agreement is no longer required to protect the value or availability of the Tax Attributes, or (v) the time at which this Agreement is terminated by the Company’s Board of Directors, in its sole and absolute discretion, in accordance with Section 36.”

(c)	The first paragraph of Section 24 of the Agreement is amended in its entirety to read as follows:

“In case the Company shall propose at any time after the earlier of the Stock Acquisition Date and the Distribution Date (a) to pay any dividend payable in stock of any class to the holders of Preferred Stock or to make any other distribution to the holders of Preferred Stock (other than a regular periodic cash dividend at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividends, or a stock dividend on, or a subdivision, combination or reclassification of the Common Stock), or (b) to offer to the holders of Preferred Stock rights or warrants to subscribe for or to purchase any additional Preferred Stock or shares of stock of any class or any other securities, rights or options, or (c) to effect any reclassification of its Preferred Stock (other than a reclassification involving only the subdivision of outstanding Preferred Stock), or (d) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person (other than pursuant to a merger or other acquisition agreement of the type excluded from the definition of “Beneficial Ownership” in Section 1.3), or (e) to declare or pay any dividend on the Common Stock payable in Common Stock or to effect a subdivision, combination or consolidation of the Common Stock (by reclassification or otherwise than by payment of dividends in Common Stock), then, in each such case, the Company shall give to the Rights Agent and to each holder of a Right Certificate, in accordance with Section 25, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, or transfer is to take place and the date of participation therein by the holders of the Preferred Stock and/or Common Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or (b) above at least ten (10) days prior to the record date for determining holders of the Preferred Stock for purposes of such action, and in the case of any such other action, at least ten (10) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Preferred Stock and/or Common Stock, whichever shall be the earlier.”

(d)	The Agreement is amended by adding a new Section 36 thereto which shall read as follows:

“Section 36. Termination. Notwithstanding anything to the contrary contained herein, the Company’s Board of Directors may, in its sole and absolute discretion, by resolution terminate this Agreement at any time, and upon such termination becoming effective, all Rights issued hereunder shall automatically become void, expire and be extinguished. Such termination shall be effective immediately (except as may otherwise be provided for in the resolution of the Company’s Board of Directors) and upon such termination this Agreement (and the Rights issued hereunder) shall be of no further force or effect, notwithstanding that (i) any Person may have become an Acquiring Person, (ii) a Trigger Event may have occurred, (iii) a Distribution Date may have occurred, or (iv) the Rights may have otherwise become exercisable.”

2. Effect of this Amendment. It is the intent of the parties that this Amendment constitutes an amendment of the Agreement as contemplated by Section 26 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Agreement remain in full force and effect.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature Page Follows]

MEDCATH CORPORATION

By:	/s/ James A. Parker
Name: James A. Parker
Title: President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Joan K. Greenfield
Name: Joan K. Greenfield
Title: Vice President